EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
J.B. Hunt Transport Services, Inc.:

We consent to the incorporation by reference herein in the Registration Statement (No. 33-57127) on Form S-8 of J.B. Hunt Transport Services, Inc. of our report dated June 3, 2002, relating to the statements of net assets available for benefits of J.B. Hunt Transport Services, Inc. Employee Retirement Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets for benefits for the years then ended and related supplemental schedule, which report appears in the December 31, 2001, annual report on Form 11-K of J.B. Hunt Transport Services, Inc. Employee Retirement Plan.

/s/ KPMG LLP

Tulsa, Oklahoma
June 26, 2002